SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549

                                   FORM 11-K


   [ X ] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [FEE REQUIRED]

             For the fiscal year ended:  December 31, 1993

                                      OR

   [   ]     TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES
             EXCHANGE ACT OF 1934 [NO FEE REQUIRED]

             For the transition period from ___________ to ____________


   Commission File Number:  0-10182



    THE DELFIELD COMPANY 401(k) SAVINGS AND PROFIT SHARING RETIREMENT PLAN
                             (Full Title of Plan)


                           SCOTSMAN INDUSTRIES, INC.
                          775 Corporate Woods Parkway
                         Vernon Hills, Illinois  60061
            (Name of Issuer of the Securities Held Pursuant to the
            Plan and the Address of its Principal Executive Office)























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        The financial statements and schedules included in this Annual
   Report on Form 11-K for Fiscal Year Ended December 31, 1993 have been separately filed in paper under cover of Form SE in accordance with Instruction E to Form 11-K and Item 311 (c) of Regulation S-T.















































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                                  SIGNATURES

        The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees of The Delfield Company 401(k) Savings and Profit Sharing Retirement Plan have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.


   November 4, 1994

                                      The Delfield Company 401(k) Savings
                                       and Profit Sharing Retirement Plan


                                           By:/s/ Kevin E. McCrone
                                         -----------------------------
                                           Kevin E. McCrone, trustee


                                           By:/s/ W. Joseph Manifold
                                         -----------------------------
                                           W. Joseph Manifold, trustee



                                           By:/s/ Ronald A. Anderson
                                         -----------------------------
                                           Ronald A. Anderson, trustee
























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                                 EXHIBIT INDEX
                                --------------


   Exhibit Number                 Description                   Page Number
   --------------                 -----------                   -----------


      23.1         Consent of Andrews Hooper & Pavlik P.L.C.          5














































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